Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 10, 2013

Registration Statement No. 333-173928

SAN FRANCISCO INVESTOR PRESENTATION LEASE SECURITIZATION MAY 2013

Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (the "depositor") Ford Credit Auto Lease Trusts (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 212-723-6171.

DISCUSSION AGENDA Business Update 3 Retail Securitization R-1 Floorplan Securitization F-1 Lease Securitization L-1

LEASE SECURITIZATION OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 Ford Credit is experienced in the securitization of U.S. lease contracts, having completed more than 25 securitization transactions since implementing the current platform in 2006 The securities have been issued through various channels: Public transactions (shelf registration approved May 2011) Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time Consistent with market practice, residual cash flows are valued on the basis of Automotive Lease Guide (ALG) values

LEASE SECURITIZATION BUSINESS UPDATE Average Number of Leases Outstanding (000) 840 677 438 331 422 Manheim Used Vehicle Value Index Source: Manheim Consulting, April 2013 (January 1995 = 100) Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business In 2008 and 2009, Ford Credit reduced lease originations due to: Lower lease purchase targets Lower auto sales As market conditions improved, Ford Credit has increased its purchase target for lease with originations resuming growth in 2010 Number of Leases Originated Source: FCALT 2013-A Prospectus Supplement

LEASE SECURITIZATION PORTFOLIO RESIDUAL PERFORMANCE Return Rate Residual Loss / (Gain) as a % of ALG Stress on portfolio in 2008 -- return rate of 82% and residual loss of 18.3% due to: Higher fuel prices affecting residuals of trucks and SUVs Deteriorating economy, which impacted all vehicle types More recently, Ford Credit has experienced generally lower return rates, with auction values exceeding ALG values Source: FCALT 2013-A Prospectus Supplement

Weighted Average FICO® Vehicle Type* as of % of Securitization Value LEASE SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Maximum 3-Month Residual Concentration Source: Prospectus Supplements for referenced lease transactions *Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs Securitization Value by Original Term of Leases (months)

FCALT 2012-B FCALT 2013-A Model Concentrations Top 1: 15% Top 3: 42% Top 5: 66% Model Concentrations Top 1: 15% Top 3: 43% Top 5: 68% L-8 Source: Prospectus Supplements for referenced lease transactions LEASE SECURITIZATION POOL CHARACTERISTICS – VEHICLE MODEL DIVERSIFICATION

Return Rate* Cumulative Residual Loss / (Gain)** LEASE SECURITIZATION SECURITIZATION POOL PERFORMANCE * Prior to 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Cumulative Net Credit Losses*** Transaction performance reflects the present strength in the used vehicle market Return rates of about 50% Cumulative residual gains Consistent credit loss performance Source: Investor Reports for referenced lease transactions Commentary Gain Loss

LEASE SECURITIZATION TRANSACTION STRUCTURE – 2012-B

FORD CREDIT



% of Securitization Value
Class A Notes ("AAA")
82.1%
Class B Notes ("AA")
4.0%
Class C Notes ("A")
4.0%
Class D Notes ("BBB")
2.8%
Overcollateralization
7.6%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Total Class A Enhancement ~22.9%
Total Initial Class A Enhancement
~22.9%

- Credit enhancements in our lease securitization programs include:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread
- Transactions are sequential, building enhancement over time

L-10

Breakeven = 100% Return Rate Assumed LEASE SECURITIZATION BREAK-EVEN ANALYSIS* Return Rate Cumulative Residual Loss / (Gain) A-4 Breakeven = 31.8% A-3 Breakeven = 41.4% A-2 Breakeven = 88.7% Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) * Assumes Cumulative net loss stress of 5%; breakevens are specific to 2013-A Break-Even for 2013-A Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008)

LEASE APPENDIX

LEASE SECURITIZATION SIGNIFICANCE OF SECURITIZATION VALUE For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract lease value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread Difference of $5,614 L-Appendix 1 Sample Calculation: Lease Balance Payments remaining 12 12 Base monthly payment 400 $ 400 $ Residual value 20,000 $ 15,000 $ Discount rate 2.0% 6.0 % Present Value 24,320 $ 18,706 $ Securitization Value